Exhibit 99.1

Reliant Bancorp, Inc. Announces Leadership Changes

Brentwood, Tenn. – (June 1, 2020) – Reliant Bancorp, Inc. (the “Company”) (Nasdaq: RBNC), the parent company for Reliant Bank, announced today that James Daniel Dellinger has resigned as Chief Financial Officer of the Company and Reliant Bank in order to pursue other personal business interests.

“I want to thank Dan for his 15 years of service to our company and wish him the very best in his new endeavors,” said DeVan Ard, Jr., the Company’s Chairman, President, and Chief Executive Officer.

The Company also announced that Gerald (“Jerry”) Cooksey, Jr. has been appointed as Chief Financial Officer of the Company and Reliant Bank to succeed Mr. Dellinger. Prior to joining the Company and Reliant Bank as Chief Administrative Officer following the Company’s acquisition of First Advantage Bancorp, Mr. Cooksey served as Chief Financial Officer of First Advantage Bancorp and First Advantage Bank. Mr. Cooksey has held various other executive management roles with other financial institutions over the course of his 29-year banking career. Mr. Cooksey holds a bachelor’s degree in business from Bellarmine University in Louisville, Kentucky, and a Master of Business Administration degree from Lincoln Memorial University in Harrogate, Tennessee.

“We are pleased to have Jerry join us as our Chief Financial Officer, a position he previously held at two other banks with distinction,” remarked Ard. “As our company continues to grow, his strategic thinking will be invaluable to our ongoing success.”

Contact

DeVan Ard, Jr., Chairman, President and CEO, Reliant Bancorp, Inc. (615.221.2087)

About Reliant Bancorp, Inc.

Reliant Bancorp, Inc. (Nasdaq: RBNC) is a Brentwood, Tennessee-based financial holding company which, through its wholly owned subsidiary Reliant Bank, operates banking centers in Cheatham, Davidson, Hamilton, Hickman, Maury, Montgomery, Robertson, Rutherford, Sumner, and Williamson counties, Tennessee. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending, and mortgage products and services to business and consumer customers. For additional information, locations, and hours of operation, please visit www.reliantbank.com.

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